Exhibit 99.1

Pacific Biosciences Announces New Chief Financial Officer

MENLO PARK, California, September 14, 2020 (GLOBE NEWSWIRE) – Pacific Biosciences of California, Inc. (NASDAQ: PACB), a leading provider of high-quality sequencing of genomes, transcriptomes, and epigenomes, today announced the appointment of Susan G. Kim as Chief Financial Officer, effective as of September 28, 2020.

“I am delighted that Susan is joining the company at a time where we have many opportunities to drive growth,” said Christian Henry, recently appointed Chief Executive Officer of Pacific Biosciences. “Susan’s deep experience in all aspects of financial operations will help drive our execution. Susan is also a highly capable leader who has managed growth at both large and small organizations. She will be a welcome addition to our management team.”

Ms. Kim stated, “I am honored to be working with Christian and the entire Pacific Biosciences team to accelerate growth and deliver value for all stakeholders.”

Ms. Kim brings twenty plus years of senior-level finance and operations experience to Pacific Biosciences, having most recently served as Chief Financial Officer for App Annie and Katerra, both leading venture-backed technology companies. In these roles, Susan was instrumental in driving revenue growth, scaling finance and operations, and realizing synergies through strategic acquisitions. Over the course of Ms. Kim’s career, she has held a variety of leadership roles with global multi-billion dollar public companies including KLA Corporation, Morgan Stanley, and Advanced Micro Devices. Ms. Kim earned an M.B.A./Master of Engineering Management from Kellogg School of Management at Northwestern University and a B.S. in Chemical Engineering from Stanford University. In 2019, Ms. Kim was recognized as one of the Most Influential Women in Bay Area Business by the San Francisco Business Times.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) is empowering life scientists with highly accurate long-read sequencing. The company’s innovative instruments are based on Single Molecule, Real-Time (SMRT®) Sequencing technology, which delivers a comprehensive view of genomes, transcriptomes, and epigenomes, enabling access to the full spectrum of genetic variation in any organism. Cited in thousands of peer-reviewed publications, PacBio® sequencing systems are in use by scientists around the world to drive discovery in human biomedical research, plant and animal sciences, and microbiology.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to plans for growth and success, the commencement of employment of a new Chief Financial Officer, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Investors: Trevin Rard 650.521.8450

ir@pacificbiosciences.com